Acquisition of Putnam Capital Appreciation Fund and Putnam
Tax Smart Equity Fund

On December 29, 2008, the fund issued the following shares to acquire the net assets of Putnam Capital Appreciation
Fund and Putnam Tax Smart Equity Fund in a tax-free exchange approved by the shareholders:


				Shares 		Shares
				Issued 		Exchanged


Putnam Capital
Appreciation Fund


Class A				22,791,226	16,652,797
Class B				2,841,224	2,028,445
Class C				180,795		133,183
Class M 			577,316		420,737
Class R				14,865		10,854
Class Y				363,481		267,926

Putnam Tax Smart
Equity Fund

Class A				6,809,407	8,545,351
Class B				1,222,007	1,471,485
Class C				1,216,832	1,545,389
Class M				172,925		212,911
Class Y				679 		865

The net assets of the fund, Putnam Capital Appreciation
Fund and Putnam Tax Smart Equity Fund on December 26, 2008, were $1,221,862,853, $222,347,176 and $77,627,657, respectively.  On December 26, 2008, Putnam Capital
Appreciation Fund and Putnam Tax Smart Equity Fund had accumulated net investment loss of $21,584 and $120,921, respectively, accumulated net realized loss of $150,270,122 and $94,181,633, respectively, and unrealized depreciation of $40,850,283 and $29,732,238, respectively. The aggregate net assets of the fund immediately following the acquisition were $1,521,837,686.

Information presented in the Statements of operations and changes in net assets reflect only the operations of Putnam
Investors Fund.

The Putnam Capital Appreciation Funds November 30, 2008 shareholder report is available upon request.